Exhibit 10.1

Dr. Richard N. Nottenburg
c/o Sonus Networks, Inc.
7 Technology Park Drive
Westford, MA  01886
May 18, 2010

The Board of Directors (the “Board”) of Sonus Networks, Inc. (the “Company”) greatly appreciates the contributions you have made to the Company and offers you the following in consideration for your agreement to stay with the Company while, together, we provide for an orderly transition of your duties and responsibilities.  Reference is made to your employment letter dated May 13, 2008 (the “Employment Letter”); capitalized terms not defined in this letter (the “Retention Letter”) will have the meanings ascribed to them in the Employment Letter.

1.           Role and Responsibilities.  You will remain in your current role as President and Chief Executive Officer of the Company until the earlier of (i) the date the Board relieves you of such duties or (ii) March 31, 2011.

2.           Base Salary.  You will receive your current Base Salary through March 31, 2011.  If the Board relieves you of your duties as President or Chief Executive Officer of the Company other than for Cause prior to March 31, 2011, your employment will terminate and the Company will pay the balance of your Base Salary through March 31, 2011 in a single lump sum.

3.           2010 Target Bonus.  As previously confirmed to you, your Target Bonus will be 100% of your current base salary.  If the Board relieves you of your duties as President or Chief Executive Officer of the Company other than for Cause prior to December 31, 2010, (i) you will receive your full Target Bonus in a lump sum upon termination of your employment and (ii) if, after the Company’s financial results for 2010 are announced, it is determined that your actual bonus would have been greater than your Target Bonus, the Company will pay you the difference; such subsequent payment will be made when bonus payments are made to other executives of the Company.

4.           Restricted Stock.  You will be granted 750,000 Restricted Shares (the “Retention Shares”) under the Company’s 2007 Stock Incentive Plan (the “Plan”), subject to the terms of the Plan and the Company’s restricted stock agreement, which will reflect the terms of this letter. The grant date will be on the first 15th day of the month following your acceptance of the terms of this letter, or the first business day thereafter if that day is not a business day.  The Retention Shares will vest as follows:

(A) 250,000 Retention Shares will vest on the earlier of (i) the date the Board relieves you of your duties as President or Chief Executive Officer of the Company other than for Cause or (ii) March 31, 2011;

(B) 125,000 Retention Shares will vest upon achievement of the financial metrics in the Company’s 2010 operating plan, as previously approved by the Board;

(C) 125,000 Retention Shares will vest upon achievement of the target for bookings from new products, as reflected in the Company’s 2010 Incentive Compensation Program Base Plan; and

(D)  250,000 Retention Shares will vest on the earlier of (i) sixty (60) days after the first day of employment of your successor as President or Chief Executive Officer of the Company (unless your employment has been terminated by the Board for Cause prior to such date), provided that you assist with the transition as reasonably requested during such sixty-day period, (ii) the date the Board relieves you of your duties as President or Chief Executive Officer of the Company other than for Cause, if no successor has been appointed by such date, or (iii) March 31, 2011.

This confirms that, (i) in the event of an Acquisition, all of the Retention Shares will be treated as described in Section 3(f) of the Employment Letter and (ii) in the event of your death or disability, all of the Retention Shares will be treated as described in Section 8(a)(vi) of the Employment Letter.

You may elect a Section 83(b) Election in connection with the Retention Shares.  A Section 83(b) Election must be filed with the Internal Revenue Service within thirty (30) days of the grant date.  If you do not make a Section 83(b) Election, then you will be obligated to pay to the Company the amount of any Federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the Restricted Shares.  You will satisfy such tax withholding obligations by delivery to the Company, on each date on which Restricted Shares vest, such number of shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ Global Select Market on the trading date immediately prior to such vesting date) equal to the amount of the Company’s withholding obligation; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).  Such delivery of shares to the Company will be deemed to happen automatically, without any action required on your part, and the Company is hereby authorized to take such actions as are necessary to effect such delivery of shares to the Company.

You will relinquish all rights you have or may have in the future to the two performance stock grants referenced in Section 3(e) of the Employment Letter, each in the amount of 250,000 Restricted Shares, which are tied to the Company’s achievement of certain performance metrics and certain incremental performance metrics between January 1, 2010 and December 31, 2012.

5.           Good Reason.

(A)  Upon the earlier of (i) the day the Board relieves you of your duties as President or Chief Executive Officer of the Company other than for Cause or (ii) March 31, 2011, you will be entitled to terminate your employment with the Company for Good Reason pursuant to Section 8 of the Employment Letter.  Amounts paid pursuant to Section 8 of the Employment Letter will be in addition to the amount(s) described in Sections 2, 3 and 4 of this Retention Letter.

(B)  If you terminate your employment with the Company for Good Reason as defined in Section 8(b)(ii)(A) or 8(b)(ii)(C) of the Employment Letter, the Retention Shares will accelerate, become fully vested, and any and all restrictions will be terminated and any and all legends will be removed.

6.           Miscellaneous.

Upon termination of employment, you will receive a standard form separation letter.  If such termination has occurred other than for Cause, you will be eligible to receive the benefits described in this Retention Letter and in the Employment Letter.  In order to accept such benefits, you will be required to execute and deliver to the Company a standard general release, in the form attached hereto as Attachment A and incorporated herein by reference (the “General Release”), no later than the expiration of the period set forth in such general release.  All payments or benefits provided pursuant to Section 8 of the Employment Letter and Sections 2, 3, 4 and 5 of this Retention Letter will be subject to Sections 8(c) and 9 of the Employment Letter.  All lump sum payments will be made within seven (7) days after the effective date of the General Release.

Except as expressly modified by this Retention Letter, the terms of the Employment Letter remain in full force and effect.  In the event of a conflict between the terms of this Retention Letter and the Employment Letter, the terms of this Retention Letter will govern.

If you agree to the terms of this Retention Letter, please sign and date below and return a copy of this letter to me.

Sincerely, Sonus Networks, Inc.

	By:	/s/ Howard E. Janzen
Duly Authorized

Accepted and agreed:

/s/ Richard N. Nottenburg	05/18/10
Richard N. Nottenburg	Date

Attachment A

General Release of Claims

1.           In consideration of the benefits offered to you in your employment letter dated May 13, 2008 (the “Employment Letter”) and in your letter agreement dated May 18, 2010 (the “Retention Letter”), the receipt and sufficiency of which are hereby acknowledged, you hereby agree to remise, release and forever discharge the Company and its subsidiaries, and their respective officers, directors, shareholders and employees (collectively, the “Releasees”) from any and all claims, losses, liabilities, obligations and causes of action, known or unknown, arising out of, in any way connected with or relating to your employment or termination of employment with the Company, including, but not limited to, (a) claims for compensation, wages, bonuses and benefits, breach of contract, impairment of economic opportunity, negligent and intentional infliction of emotional distress, wrongful discharge, defamation, or any other tort or personal injury, and (b) claims arising under any municipal, state or federal statute, regulation or ordinance relating to employment or the foregoing, including, without limitation, Title VII of the Civil Rights Act, the Equal Pay Act, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, Mass. G.L. c. 151B, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the Worker Adjustment and Retraining Notification Act (all as amended).

2.           Except as provided in Section 8 of the Employment Letter, Sections 2, 3, 4 and 5 of the Retention Letter, and Section 6 of this General Release, you acknowledge and agree that the Releasees have fully satisfied any and all obligations owed to you arising out of your employment with and termination from the Company, and no further sums or benefits are owed to you by the Releasees at any time.

3.           You represent that you have made no assignment, and will make no assignment, of any claim, right of action or any right of any kind whatsoever, embodied in any of the claims released by you herein, and that no other person or entity of any kind had or has any interest in any of the respective claims, demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys' fees, costs, expenses or losses released by you herein.

4.           You acknowledge that you desire the foregoing release to be a full and complete resolution of any and all claims, complaints or grievances you have, may have or ever had against the Releasees, whether known or unknown, relating to your employment with and termination from the Company.

5.           Nothing in this General Release is to be construed as an admission by you or the Releasees of any liability or unlawful conduct whatsoever.

6.           You agree not to take any action or make any statement, written or oral, which disparages or criticizes the Company, its management, directors, or investors.  Members of the Board will not take any action or make any statement, written or oral, which disparages or criticizes you.

7.           If one or more of the provisions contained in this General Release is held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions will be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with applicable law.

8.           You agree that you have entered into this General Release voluntarily and that you have had the opportunity to review this General Release with an independent lawyer of your choosing.

You have twenty-one (21) days after your last day of employment by the Company within which to accept the terms of the offer made to you in the Employment Letter and the Retention Letter by signing this General Release.  You also will have a period of seven (7) days from the date that you sign this General Release within which to revoke your signature, and this General Release will not become effective or enforceable until the expiration of that seven (7) day revocation period.  If you intend to revoke this General Release within such seven day period, you must send a written letter of revocation to General Counsel, Sonus Networks, Inc., 7 Technology Park Drive, Westford, MA  01886.

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING GENERAL RELEASE, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS CONTAINED HEREIN, AND THAT YOU ARE VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS GENERAL RELEASE, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASEES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Richard N. Nottenburg	Date